Exhibit 99.1

Information set forth under the caption “Executive Officers of the Registrant” in Part I of

Nextel’s annual report on Form 10-K for the fiscal year ended December 31, 2004, filed on

March 15, 2005

Executive Officers of the Registrant

The following people are serving as our executive officers as of February 28, 2005. These executive officers were elected to serve until their successors have been elected. There is no family relationship between any of our executive officers or between any of these officers and any of our directors.

Timothy M. Donahue. Mr. Donahue is 56 years old and has served as our Chief Executive Officer since July 1999. Mr. Donahue also has served as President since joining us in February 1996 and also served as Chief Operating Officer from February 1996 until July 1999. Mr. Donahue has served as one of our directors since June 1996. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services, Inc., including Regional President for the Northeast. Mr. Donahue serves as a director of Nextel Partners and Eastman Kodak Company.

Paul N. Saleh. Mr. Saleh is 48 years old and has served as Executive Vice President and Chief Financial Officer since September 2001. From June 1999 to August 2001, Mr. Saleh served as Senior Vice President and Chief Financial Officer of Disney International, a subsidiary of The Walt Disney Company. From April 1997 to June 1999, Mr. Saleh served as Senior Vice President and Treasurer of The Walt Disney Company. Prior to joining The Walt Disney Company, Mr. Saleh worked for twelve years with Honeywell Inc., where he was most recently Vice President and Treasurer.

Thomas N. Kelly, Jr. Mr. Kelly is 57 years old, joined us in April 1996 and has served as Executive Vice President and Chief Operating Officer since February 2003. From 1996 to February 2003, Mr. Kelly served as our Executive Vice President and Chief Marketing Officer. Between 1993 and 1996, Mr. Kelly was Regional Vice President of Marketing for AT&T Wireless. Prior to joining AT&T Wireless, Mr. Kelly worked for twelve years with the marketing consulting firm of Howard Bedford Nolan, where he was most recently an Executive Vice President.

Barry J. West. Mr. West is 59 years old, joined us in March 1996 and serves as Executive Vice President and Chief Technology Officer. Previously, Mr. West served in various senior positions with British Telecom plc for more than five years, most recently as Director of Value-Added Services and Corporate Marketing at Cellnet, which was a cellular communications subsidiary of British Telecom.

Leonard J. Kennedy. Mr. Kennedy is 53 years old and since January 2001 has served as Senior Vice President and General Counsel. From 1995 until January 2001, Mr. Kennedy was a member of the law firm Dow, Lohnes & Albertson, specializing in telecommunications law and regulatory policy.

William G. Arendt. Mr. Arendt is 47 years old and has served as our Senior Vice President since February 2004 and as our Controller since May 1997. From May 1997 to February 2004, he also served as our Vice President. From June 1996 until May 1997, Mr. Arendt was Vice President and Controller for Pocket Communications, Inc., a PCS company. From September 1992 until June 1996, he was Controller for American Mobile Satellite Corporation. Previously, Mr. Arendt worked for thirteen years at Ernst & Young LLP.

Richard S. Lindahl. Mr. Lindahl is 41 years old and has served as our Vice President and Treasurer since May 2002. From August 1997 to May 2002, Mr. Lindahl served us in various capacities, including Assistant Treasurer and Director, Financial Planning & Analysis. Prior to joining us in August 1997, Mr. Lindahl held the position of Vice President, Financial Planning with Pocket Communications.

Information set forth in Item 10(b) of Part I of Sprint’s annual report on Form 10-K/A for the fiscal year ended December 31, 2004, filed on April 29, 2005

Item 10(b).	Executive Officers of the Registrant

Office	Name		Age
Chairman and Chief Executive Officer	Gary D. Forsee	(1)	55
President and Chief Operating Officer	Len J. Lauer	(2)	47
President—Local Telecommunications Division	Michael B. Fuller	(3)	60
President—Sprint Business Solutions	Howard E. Janzen	(4)	51
President—Sprint Consumer Solutions	Timothy E. Kelly	(5)	46
Executive Vice President—Chief Financial Officer	Robert J. Dellinger	(6)	44
Executive Vice President—General Counsel and External Affairs	Thomas A. Gerke	(7)	48
Executive Vice President—Chief Information Officer	Michael W. Stout	(8)	58
Executive Vice President—Network Services	Kathryn A. Walker	(9)	46
Senior Vice President and Treasurer	Gene M. Betts	(10)	52
Senior Vice President—Strategic Planning and Corporate Development	William R. Blessing	(11)	49
Senior Vice President—Human Resources	James G. Kissinger	(12)	48
Senior Vice President and Controller	John P. Meyer	(13)	54

(1)	Mr. Forsee was elected Chief Executive Officer in March 2003 and Chairman in May 2003. Before joining Sprint, he had served as Vice Chairman—Domestic Operations of BellSouth Corporation since January 2002, Chairman of Cingular Wireless since 2001 and President of BellSouth International since 2000. He had served as Executive Vice President and Chief Staff Officer of BellSouth Corporation since 1999.

(2)	Mr. Lauer was elected President and Chief Operating Officer in September 2003. He also served as President—Sprint PCS from October 2002 until October 2004. He had served as President—Long Distance (formerly called Global Markets Group) since September 2000. He had been elected President—Sprint Business in June 2000. Mr. Lauer served as President—Consumer Services Group of Sprint/United Management Company, a subsidiary of Sprint, from 1999 to 2000.

(3)	Mr. Fuller was elected President—Local Telecommunications Division in 1996.

(4)	Mr. Janzen was elected President—Sprint Business Solutions in April 2004. He had served as President—Long Distance since May 2003. Before joining Sprint, he served as Chairman, President and Chief Executive Officer of Williams Communications Group, Inc., a high technology company, from 2001 until October 2002 when it emerged from bankruptcy as WilTel Communications Group, Inc. Williams Communications Group, Inc., filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in April 2002. He became President and Chief Executive Officer of Williams Communications Group, Inc. in 1995.

(5)	Mr. Kelly was elected President-Sprint Consumer Solutions in October 2004. He had served as Senior Vice President—Consumer Solutions Marketing, since October 2003. Before that, he served as President—Sprint Business. He had been elected President—Mass Markets in 2002 and President—National Consumer Organization, in 2001. From 1999 to 2001, he served as President of Tickets.com, an internet-based ticket software and distribution firm.

(6)	Mr. Dellinger was elected Executive Vice President—Chief Financial Officer in June 2002. He had served as Executive Vice President—Finance since April 2002. Before joining Sprint, he had served as President and Chief Executive Officer of GE Frankona Re based in Munich, Germany with responsibility for the European operations of General Electric’s Employers Reinsurance Corporation, a global reinsurer, from 2000 to 2002. From 2001 to 2002, he also served as President and Chief Executive Officer of General Electric’s Employers Reinsurance Corporation’s Property and Casualty Reinsurance Business in Europe and Asia. From 1997 to 2000, he served as Executive Vice President and Chief Financial Officer of General Electric’s Employers Reinsurance Corporation.

(7)	Mr. Gerke was elected Executive Vice President—General Counsel and External Affairs in May 2003. He had served as Vice President—GMG—Business Development in Long distance since June 2002. From September 2000 to June 2002, he served as Vice President—Corporate Secretary and Associate General Counsel of Sprint. He was elected Vice President—Law, General Business and Technology in 1999. Before that he held various other positions in Sprint’s legal department.

(8)	Mr. Stout was elected Executive Vice President—Chief Information Officer in May 2003. Before joining Sprint, he served as Vice President and Chief Technology and Information Officer for GE Capital, a global financial services company, since 1998.

(9)	Ms. Walker was elected Executive Vice President—Network Services in October 2003. She had served as Senior Vice President—Network Operations for Sprint Communications Company L.P., Sprint’s long distance subsidiary, since 2002. She had served as a Vice President in the Long distance division since 1998.

(10)	Mr. Betts was elected Senior Vice President in 1990. He was elected Treasurer in 1998.

(11)	Mr. Blessing was elected Senior Vice President—Strategic Planning and Corporate Development in October 2003. He had served as Vice President—Strategic Planning and Business Development—Sprint PCS for Sprint Spectrum L.P., a Sprint subsidiary, since 2000. He had been elected Vice President—Strategic Planning—Sprint PCS for Sprint/United Management Company in 1999.

(12)	Mr. Kissinger was elected Senior Vice President—Human Resources in April 2003. He had served as Vice President—HR Operations for Sprint/United Management Company since 1996.

(13)	Mr. Meyer was elected Senior Vice President—Controller in 1993.

There are no known family relationships between any of the persons named above or between any of these persons and any outside directors of Sprint. Officers are elected annually.

Information set forth under the caption “Sprint Annual Meeting—Proposal 6. Election of

Directors—Certain Relationships and Other Transactions” in the joint proxy statement/prospectus, dated June 10, 2005, filed as part of Sprint’s registration statement on Form S-4 (Registration Statement No. 333-123333)

Certain Relationships and Other Transactions

Mr. Ausley, one of Sprint’s Outside Directors who will not stand for re-election at the Sprint annual meeting, is an attorney and, until June 1, 2002, he was chairman at the law firm of Ausley & McMullen. In 2002, 2003 and 2004, Ausley & McMullen billed Sprint $283,377, $426,386 and $502,384, respectively, for legal services provided to certain affiliates, mainly in the areas of regulatory and litigation-related advice given primarily to the local division. Daniel M. Ausley, the son of Mr. Ausley, owned directly or indirectly a 50% interest in four entities that lease space on cellular telephone towers to numerous wireless providers, including Sprint’s wireless division. In 2002, 2003 and 2004, Sprint paid an aggregate of $263,995, $214,260 and $214,260, respectively, to these entities. In 2004, Daniel Ausley disposed of his interests in these entities. The services provided by both Ausley & McMullen and the entities in which Mr. Ausley’s son had an interest were provided on bases consistent with normal practices, on substantially the same terms as those prevailing at the time for comparable services and Sprint engaged their respective services in the ordinary course of business.

Dwayne Smith, the son of Mr. Smith, one of Sprint’s Outside Directors who was determined by the board to be independent, is a Senior Negotiator in supply chain management at Sprint and until October 2004 was a Product Manager in long distance at Sprint. In 2002, 2003 and 2004 he received $62,190, $67,067 and $74,195, respectively, in salary and other compensation. Dwayne Smith’s employment at Sprint preceded his father’s election to the board. The compensation provided to Dwayne Smith is consistent with that provided to other employees with equivalent responsibilities at Sprint.

Mr. Hance, one of Sprint’s Outside Directors who was determined by the board to be independent, was elected to the board on February 8, 2005 from a group of candidates presented to the board by the Nominating and Corporate Governance Committee’s independent search firm. Mr. Hance was a Vice Chairman of Bank of America Corporation until January 31, 2005. Bank of America Corporation is a financial services holding company, and in 2004 its investment banking subsidiary was retained to act as a co-advisor to Sprint in connection with Sprint’s February 2005 agreement to lease certain of its wireless communications towers to Global Signal Inc. for approximately $1.2 billion in cash at the time of closing, with Sprint’s commitment to sublease space on a substantial portion of those towers for a minimum of ten years. Bank of America Corporation is a committed lender under Sprint’s revolving credit agreement and its Long Distance accounts receivable securitization facility. Bank of America Corporation also provides typical commercial banking services to Sprint and its subsidiaries. The services are provided on bases consistent with normal investment or commercial banking practices, on substantially the same terms as those prevailing at the time for comparable advisory roles, and the engagement was entered into in the ordinary course of business. Mr. Hance had no personal involvement with Sprint’s engagement of Bank of America Corporation to provide these services or Bank of America Corporation’s provision of these services. The total fees paid by Sprint to Bank of America Corporation for investment and commercial banking services in 2004 and proposed to be paid in 2005 are significantly less than 0.1% of Bank of America Corporation’s gross revenues for fiscal year 2004.

Sprint engages a relocation company that, among other things, purchases the former residences of executive and professional level employees to facilitate relocations made at Sprint’s request. The relocation company then markets and sells the former residence without the involvement of the employee. Sprint receives any gain on the sale or reimburses the relocation company for any loss. Sprint is also responsible for costs associated with the maintenance and sale of the residence, including payment of a service fee to the relocation company. In 2003, Mr. Forsee, Sprint’s Chairman and CEO, Mr. Janzen, Sprint’s President–Sprint Business Solutions, and Bruce Hawthorne, Sprint’s Executive Vice President and Chief Staff Officer who left Sprint in February 2004, relocated to the Kansas City area. The relocation company purchased each officer’s former residence at an appraised value. The purchase prices for Mr. Forsee’s, Mr. Janzen’s and Mr. Hawthorne’s former residences were $2,920,000, $372,500 and $1,150,000, respectively. The relocation company later sold the residences for $2,200,000, $350,000 and $900,000, respectively. Sprint paid the relocation company for the difference between the purchase and sale price in each case. Mr. Janzen and Michael Stout, Sprint’s Executive Vice President–Chief Information Officer, received short-term equity advances under Sprint’s relocation policy of $250,000 and $100,000, respectively, in connection with their relocations to the Kansas City area in 2003. These advances, secured by the equity in these executives’ former residences, were provided by the relocation company under its agreement with Sprint. Under the terms of the agreement, Sprint paid interest to the relocation company at an annual rate of between 4% and 4.25%. In each case, the advances were outstanding for approximately three months. Mr. Janzen’s advance was made on July 30, 2003, which Mr. Janzen repaid on October 14, 2003. Mr. Stout’s advance was made on June 2, 2003, which Mr. Stout repaid on September 9, 2003. Sprint has discontinued its equity advance policy for executive officers.

Information set forth under the caption “Sprint Annual Meeting—Proposal 6.

Election of Directors—Employment Contracts—Employment Contract with Mr. Forsee and —Employment Contracts with Mr. Fuller and Mr. Lauer” in the joint proxy statement/prospectus, dated June 10, 2005, filed as part of Sprint’s registration statement on Form S-4 (Registration Statement No. 333-123333)

Employment Contracts

Employment Contract with Mr. Forsee

In March 2003, Sprint entered into an employment contract with Mr. Forsee. Under the contract, Mr. Forsee is contractually entitled to an annual base salary of $1,100,000 and is eligible for all employee benefits made available generally to other senior executive officers of Sprint, including Sprint’s Short-term Incentive Plan. After 2003, Mr. Forsee is not guaranteed the payment of any annual bonus except under certain circumstances related to the termination of his employment with Sprint, but he is contractually eligible for an annual target bonus opportunity of 150% of his base salary and a maximum bonus opportunity payout of 300% of his base salary. Subject to the contract requirements, the Compensation Committee reviews and sets Mr. Forsee’s compensation, as described above in “—Compensation Committee Report on Executive Compensation” beginning on page 130. For a description of the options and restricted stock units granted to Mr. Forsee under his employment contract, see “—Summary Compensation Table” beginning on page 136. In 2004, Sprint reimbursed Mr. Forsee $28,862 for reasonable legal and professional fees incurred by him in connection with litigation relating to his taking the position of Chairman and CEO with Sprint, as required under the contract.

In the event Mr. Forsee’s employment with Sprint is terminated, either by Sprint without cause or by Mr. Forsee for good reason, Mr. Forsee will receive his pro rata annual bonus and severance benefits equal to two times the sum of his annual base salary and his target annual bonus opportunity (three times that amount if the termination occurs during the 24-month period following a change in control, as defined in the agreement). The proposed merger with Nextel is not considered a change in control. In addition, in the event of such a termination, the options and restricted stock units discussed above will be subject to pro rata accelerated vesting (100% accelerated vesting if the termination is within the 24-month period following a change in control). In the event Mr. Forsee receives any payments deemed contingent on a change in control, he will not be subject to plan provisions that require a reduction of benefits to levels deductible under Section 280G of the Code, and if any excise tax is imposed on him by Section 4999 of the Code as a result of a change in control, Sprint will make him whole.

In December 2004, Mr. Forsee’s employment agreement was amended to provide that upon completion of the proposed merger with Nextel, he would become the CEO and President of Sprint Nextel. Mr. Forsee waived his ability to claim that his relocation to Reston, Virginia and his loss of the Chairman’s position would constitute a “Constructive Discharge” under his employment agreement. The amendment also confirms that the merger would not constitute a change in control. All other terms and conditions of the agreement remain unchanged.

Under the agreement, Mr. Forsee has agreed to certain covenants relating to competition, confidentiality, non-solicitation, non-disparagement and cooperation, his breach of which would result in forfeiture of his rights to his non-qualified pension benefit, any unpaid severance benefits and all of his unvested equity-based awards described above that are then outstanding.

On March 15, 2005, the Compensation Committee approved a second amendment to Mr. Forsee’s employment agreement of March 19, 2003, which is effective and conditioned on the completion of the merger. The amendment provides for: (1) an annual base salary of $1,400,000, subject to annual review for possible increase (but not decrease), (2) an annual short-term incentive target opportunity of not less than 170% of base salary, for an initial target opportunity of $2,380,000, with a maximum payout of 200% of the short-term incentive opportunity (the actual payout can range from 0–200% of the target opportunity), and (3) an annual long-term performance-based incentive opportunity having a $10 million minimum target value for the first year following completion of the merger and a $10 million guideline target value for the second year. If the merger is completed in 2005, the short-term incentive target opportunity for 2005 will be the sum of $2,040,000 prorated for the portion of the year before the completion of the merger and $2,380,000 prorated for the portion of the year after the completion of the merger.

See “The Merger—Interests of Sprint and Nextel Directors and Executive Officers in the Merger—Interests of Sprint Directors and Executive Officers in the Merger” beginning on page 69.

Employment Contracts with Mr. Fuller and Mr. Lauer

Mr. Fuller and Mr. Lauer have each signed agreements that prohibit their performing services for a competitor for up to 18 months following termination of their employment. The agreements also provide severance under which they will receive 18 months of compensation and benefits following an involuntary termination of employment without cause or upon a constructive discharge following a diminution of their responsibilities or compensation, or a forced relocation in certain circumstances.

The agreements, which pre-date Sprint’s current senior executive severance policy, provide enhanced severance benefits in the event Sprint terminates their employment without cause or they resign due to a diminution in responsibilities, authority, or compensation following a change in control of Sprint. The proposed merger with Nextel will not be a change of control under the agreements. Benefits include monthly salary payments for up to 35 months and an amount equal to the sum of the highest short-term plus the highest long-term incentive compensation awards received for the three performance periods before termination, paid in three installments. For purposes of the key management benefit plan, they will be deemed to have remained a Key Executive (as defined in the plan) until age 60 and interest will be credited to their accounts under the Executive Deferred Compensation Plan at the maximum rate allowed under the plan. In addition, Sprint will determine their retirement benefits assuming three years of additional service and will not impose on them any reduction to benefits for early retirement. The benefits also include life, disability, medical, and dental insurance coverage for up to 35 months following termination. Finally, these officers are not subject to plan provisions that require a reduction of benefits to levels deductible under Section 280G of the Code, and if any excise tax is imposed on them by Section 4999 of the Code as a result of a change in control, Sprint will make them whole.

Information set forth under the caption “Nextel Annual Meeting—Proposal 3. Election of

Directors—Employment Agreements” in the joint proxy statement/prospectus, dated June

10, 2005, filed as part of Sprint’s registration statement on Form S-4 (Registration

Statement No. 333-123333)

Employment Agreements

Mr. Donahue

Nextel entered into an employment agreement with Mr. Donahue with an initial term of three years effective July 1, 2003. On the third anniversary of the effective date, and on each subsequent anniversary of the date of the agreement, the employment term shall be extended for an additional year unless 12 months prior thereto either party gives the other notice of non-renewal.

Mr. Donahue’s employment agreement currently provides for an annual salary of $1,000,000, which may be increased by Nextel’s compensation committee but may not be decreased, a minimum annual target bonus equal to 150% of his base salary, and a minimum target award under Nextel’s long-term incentive plan of $2,700,000. Under the agreement, in August 2003, Mr. Donahue was granted 1,000,000 shares of deferred stock, one-third of which vest and become nonforfeitable on each of the first three anniversaries of the effective date of the agreement. Under the agreement, Mr. Donahue was also granted an option to purchase 250,000 shares of Nextel’s class A common stock in 2004, which will vest over two years from the date of grant, the second half of which will vest no later than June 30, 2006, and is entitled to be granted an option to purchase 250,000 shares of Nextel’s class A common stock in 2005, which will vest one year from the date of grant, but no later than June 30, 2006. In addition, Mr. Donahue is entitled to participate in incentive plans and to other benefits generally available to Nextel’s other senior executives.

In the event of Mr. Donahue’s death or permanent disability during the employment term, Nextel will pay an amount equal to Mr. Donahue’s existing base salary for a period of 12 months and a pro rata portion of his bonus and long-term incentive awards, Nextel will make all benefit payments on his behalf for a period of 12 months (in the event of disability) and the vesting of his incentive equity awards will be accelerated. In the event Mr. Donahue is terminated without cause (as defined in the agreement) or terminates his employment for good reason (as defined in the agreement), then Nextel will pay Mr. Donahue an amount equal to his then-current base salary, bonus and benefits for a period of two years and his award under Nextel’s long-term incentive plan, calculated at the greater of target or actual performance, and his options and deferred share grants will vest. Mr. Donahue is subject to specific confidentiality restrictions during his employment term and thereafter, and he is also subject to non-competition restrictions for a period of two years after the termination of his employment term.

On December 15, 2004, Mr. Donahue agreed not to claim that his change of title to and assignment of duties as the Chairman of Sprint Nextel pursuant to the merger agreement would be a basis for him to terminate his existing employment agreement for good reason. The waiver is effective for six months following completion of the merger. As of March 15, 2005, Mr. Donahue agreed that, for purposes of his employment agreement and his participation in the

Change of Control Severance Pay Plan, the waiver would be effective for a period of 12 months after completion of the merger and that he may resign from his position with Sprint Nextel for good reason based only upon the changes to his title and duties due to his assignment to the position of Chairman of Sprint Nextel, during the 12-month period commencing on the first anniversary of the completion of the merger.

As of March 15, 2005, and effective only upon the completion of the merger, Mr. Donahue’s employment agreement was amended to provide that his salary would be increased to $1.4 million, from $1.2 million previously approved by the Nextel compensation committee, and his bonus target opportunity would be increased to not less than 170% of his base salary, with a maximum bonus opportunity of not more than 200% of his target bonus opportunity. For the year in which the merger is completed, Mr. Donahue’s bonus would be equal to the sum of $1,800,000 prorated for the portion of the year before the completion of the merger and $2,380,000 prorated for the portion of the year subsequent to the completion of the merger. His agreement was also amended to provide for his participation in a long-term incentive plan with a minimum target value performance-based opportunity of $10 million in the first year following the completion of the merger and a $10 million guideline target value performance-based opportunity for the second year following the completion of the merger (which may be in the form of cash opportunity and/or equity-based awards). Upon Mr. Donahue’s termination for good reason or without cause at any time or upon his resignation for any reason after the second anniversary of the completion of the merger, the portion of the awards consisting of stock options and service-based awards other than stock options would fully vest, he would have three years from the date of termination to exercise the stock options and the portion of the awards consisting of performance-based awards other than stock options would vest at the end of the performance period based on actual performance and the actual number of days in the performance period up to the date of Mr. Donahue’s termination. Upon Mr. Donahue’s resignation during the 12-month period beginning on the first anniversary of the completion of the merger for good reason based upon the changes to his title and duties due to his assignment to the position of Chairman of Sprint Nextel, no portion of the second long-term incentive award granted after the completion of the merger would vest, but he would be entitled to the other rights specified in his existing employment agreement with respect to his termination for good reason. Upon Mr. Donahue’s death or disability, the long-term incentive awards would vest as though his employment was terminated without cause, except that the stock option portion of the award will be exercisable for one year after his death or disability. For additional information see “The Merger—Interests of Sprint and Nextel Directors and Executive Officers in the Merger— Interests of Nextel Directors and Executive Officers in the Merger” beginning on page 72 and “The Merger Agreement—Employee Matters” beginning on page 97.

Other Named Executive Officers

In April 2004, Nextel entered into employment agreements with Messrs. Kelly, Saleh, West and Kennedy, each with a term of three years. On the third anniversary of the effective date, and on each subsequent anniversary, the employment term shall be extended for an additional year unless 12 months prior thereto either party gives the other notice of nonrenewal. The agreements provide for the following compensation:

Name	Minimum Base Salary	2004 Minimum Annual Target Bonus (as a percentage of salary)	Deferred Share Awards
Thomas N. Kelly, Jr.	$600,000	100%	200,000
Paul N. Saleh	$520,000	100%	200,000
Barry J. West	$364,000	60%	90,000
Leonard J. Kennedy	$416,000	75%	60,000

Under the terms of each agreement, each executive’s current base salary may be increased by Nextel’s compensation committee but may not be decreased. Under each agreement, the awards of shares of deferred stock will vest over various periods such that all awards shall be fully vested on the third anniversary of each applicable agreement. Each agreement provides that, upon a change of control (as defined in Nextel’s Incentive Equity Plan), any unawarded deferred shares under that agreement will be awarded and the unvested portions of all deferred share awards under the agreement will become fully vested. For a discussion of the impact of the merger on the deferred share awards, see “The Merger—Interests of Sprint and Nextel Directors and Executive Officers in the Merger—Interests of Nextel Directors and Executive Officers in the Merger” beginning on page 72. Under each agreement, each applicable executive also is entitled to participate in Nextel’s long-term incentive plan.

Under the terms of each agreement, in the event of the death or permanent disability of the executive during his employment term, Nextel will pay such executive an amount equal to his existing annual base salary and a pro rata portion of such executive’s bonus and long-term incentive awards, Nextel will make all benefit payments on his behalf for a period of 12 months (in the event of disability) and the vesting of certain of his incentive equity awards will be accelerated. Each agreement also provides that, in the event the executive is terminated without cause (as defined in the agreement) or terminates his employment for good reason (as defined in the agreement), then Nextel will pay such executive an amount equal to his then-current base salary, bonus and benefits for a period of the greater of two years or the remainder of his employment term (or one year in the event of good reason termination due to relocation) and at least a pro rata portion of his minimum target award under Nextel’s long-term incentive plan, his options and deferred share grants will vest and he will receive certain outplacement services (except in the event of a good reason termination due to relocation). Under the terms of each agreement, each executive is subject to specific confidentiality and non-competition restrictions during his employment term and after the termination of his employment term for a period of two years in the case of his non-competition restrictions and on a permanent basis with respect to his confidentiality restrictions.

Information set forth under the caption “Nextel Annual Meeting—Proposal 3. Election of

Directors—Certain Relationships and Related Party Transactions—NII Holdings, —Nextel

Partners and —Loan Transaction” in the joint proxy statement/prospectus, dated June 10,

2005, filed as part of Sprint’s registration statement on Form S-4 (Registration Statement

No. 333-123333)

Certain Relationships and Related Transactions

NII Holdings

NII Holdings, Nextel’s former subsidiary, provides telecommunications services in selected Latin American markets. As of December 31, 2004, Nextel owned about 18% of the outstanding common stock of NII Holdings.

Under roaming agreements with NII Holdings, Nextel was charged $15 million during 2004 for its subscribers roaming on NII Holdings’ network, net of roaming revenues earned. Nextel had a net payable due to NII Holdings of $2 million as of December 31, 2004.

In March 2004, Nextel tendered its $66 million of the NII Holdings 13% senior notes to NII Holdings in exchange for $77 million in cash.

Mr. Donahue was a director of NII Holdings until March 2004.

Nextel Partners

Under Nextel’s roaming agreement with Nextel Partners, Nextel was charged $68 million during 2004 for its subscribers roaming on Nextel Partners’ network, net of roaming revenues earned. Nextel also provides telecommunications switching services to Nextel Partners under a switch sharing agreement, for which Nextel earned $39 million in 2004. Nextel charged Nextel Partners $20 million in 2004 for administrative services provided under a services agreement. Nextel also earned $5 million in 2004 in royalty fees. Nextel had a net receivable due from Nextel Partners of $10 million as of December 31, 2004.

As of March 31, 2005, Mr. Donahue was a director of Nextel Partners.

Loan Transaction

In connection with the commencement of his employment with Nextel in August 2001, Nextel provided Mr. Saleh with a $200,000 interest free loan. Since that time, in accordance with its initial terms, this loan has been forgiven, including $50,000 in 2004. This loan was part of a compensation package designed to induce Mr. Saleh to join Nextel and to provide an incentive for him to remain in the company’s employment.